Exhibit 2(l)

                       [DECHERT PRICE & RHOADS LETTERHEAD]


                                        February 7, 1997

H&Q Healthcare Investors
50 Rowes Wharf, Fourth Floor
Boston, Massachusetts  02110-3328

         Re:      H&Q Healthcare Investors
                  (File Nos. 333-19247 and 811-4889)

Dear Sir or Madam:

         We have acted as counsel for H&Q Healthcare Investors (the "Trust") in connection with the above-captioned registration statement (the "Registration Statement"). In our capacity as counsel, we have examined the Trust's Agreement and Declaration of Trust and its By-laws, and are familiar with the Trust's proceedings in connection with the authorization of the issuance by the Trust to the holders (the "Holders") of the Trust's shares of beneficial interest, $0.01 par value (the "Shares"), and of non-transferable rights entitling the Holders to subscribe for Shares as contemplated by the Registration Statement. In rendering this opinion, we have also made such examination of law and of fact reasonably available to us as we have deemed necessary in connection with the opinion hereafter set forth.

         Based upon such examination, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable by the Trust.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to all references to our firm under the caption "Legal Matters."

                                                     Very truly yours,



                                                     /s/ Dechert Price & Rhoads